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EXHIBIT 10.86

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the "Company"), and Patrick M. McKinney, an individual currently residing in Tarrant County, Texas ("Senior Vice President," collectively, the "Parties"), effective as of the 31st day of May, 2008 (the "Amendment Effective Date").

        WHEREAS, the Company and Senior Vice President entered into that certain Employment Agreement dated as of June 1, 2006, as amended by First Amendment to Employment Agreement dated effective as of November 9, 2006 and by Second Amendment to Employment Agreement dated effective as of June 29, 2007 (as amended, the "Agreement"); and

        WHEREAS, the Company and Senior Vice President now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

        NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Senior Vice President do hereby agree to amend, alter, modify and change the Agreement, effective prospectively, as of the Amendment Effective Date as follows:

        1.     Section 2. Term. shall be deleted in its entirety and the following substituted in place and in lieu thereof.

          2.    Term.    The employment of Senior Vice President by the Company as provided in this Section will be for a term of three (3) years (the "Term") commencing on the Effective Date and expiring at the close of business on May 31, 2011. After the Employment Term, this Agreement shall be automatically renewed for an indefinite number of successive one-year periods (a "Renewal Term"), unless either party gives written notice of its intent not to renew the Agreement no less than 30 days before the conclusion of the Term or Renewal Term, as applicable. For the purposes of this Agreement, the Term and Renewal Term(s) shall be collectively called the "Employment Period." In the event, however, that Senior Vice President remains in the employ of the Company after the term of this Agreement without the parties having entered into a new employment agreement or extending this Agreement, then (i) the terms of this Agreement shall not be applicable, (ii) Senior Vice President shall be an employee-at-will subject to the benefits, programs, and policies of the Company then in effect, and (iii) either party may terminate the employment relationship at any time with or without cause.

Except as specifically amended, altered, modified and changed hereby and heretofore, the Agreement remains in full force and effect as originally written.

Remainder of Page Intentionally Blank
Signatures Follow

Signatures

        To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:
CANO PETROLEUM, INC.
By:	/s/ S. JEFFREY JOHNSON S. Jeffrey Johnson Chairman and Chief Executive Officer
SENIOR VICE PRESIDENT:
By:	/s/ PATRICK M. MCKINNEY Patrick M. McKinney

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  EXHIBIT 10.86